Exhibit 10.1

EXECUTION VERSION

SEPARATION AND MUTUAL RELEASE AGREEMENT

Tapestry, Inc. and its subsidiaries (collectively, the “Company”) and Victor Luis (“Executive”) enter into this Separation and Mutual Release Agreement (“Agreement”), which was received by Executive on August 29, 2019, signed by Executive on the date shown below Executive’s signature on the last page of this Agreement and is effective eight days (8) after the date of execution by Executive unless Executive revokes the Agreement before that date, for and in consideration of the promises made among the parties and other good and valuable consideration as follows:

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Company as the Chief Executive Officer of the Company;

WHEREAS, Executive and the Company have entered into an employment letter effective as of February 13, 2013, as amended on June 22, 2015, and as further amended on August, 22, 2016 (the “Employment Letter”), that provides for certain payments and benefits upon Executive’s termination of employment with the Company (capitalized terms not defined herein shall have the meanings set forth in the Employment Letter);

WHEREAS, Executive and the Company have agreed that Executive’s employment with the Company will terminate as of September 3, 2019; and

WHEREAS, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s employment with the Company and the conclusion of that employment.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1. Separation Date. Executive’s employment shall terminate effective as of the end of the day on September 3, 2019 (the “Separation Date”). The Separation Date is intended to constitute Executive’s “separation from service” within the meaning of Section 409A. Effective as of the Separation Date, Executive shall have ceased to hold or resigned from all titles, positions and appointments that he holds with the Company and its affiliates, whether as an officer, director, employee, consultant, trustee, committee member, agent or otherwise. Executive agrees to resign from the Company’s Board of Directors effective as of the Separation Date and resign his employment effective on the Separation Date. Executive agrees to promptly execute such documents as the Company may request to effectuate such cessations and resignations. Executive understands and agrees that his employment with the Company will conclude on the close of business on the Separation Date.

2. Payments.

a. Notice Pay. In lieu of the Company continuing to employ Executive during the Notice Period, the Company has elected to shorten the Notice Period and will pay Executive, to which Executive is entitled to pursuant to the terms of the Employment Letter, the following:

i. continued payment of Executive’s base salary in effect on the Separation Date for a period of six (6) months following the Separation Date, totaling $700,000 (the “Notice Period Salary Continuation”); and

ii. an amount equal to the annual bonus for the Notice Period (calculated as 50% of the average of the actual percentages of the maximum annual bonus amounts earned by Executive for the Company’s three (3) fiscal years most-recently completed prior to the Separation Date and applied to the maximum annual bonus otherwise payable with respect to the year in which the Separation Date occurs) (the “Notice Period Annual Bonus”), totaling $1,155,583.

b. Severance Amount and Severance Benefits. Provided Executive timely executes this Agreement, returns it to the Company no later than 5pm E.S.T. on Thursday, September 19, 2019, and does not revoke this Agreement within the period specified in Paragraph 8.b hereof, then subject to the terms and conditions of this Agreement, including Executive’s continued compliance with Paragraph 5 of this Agreement, the Company will pay Executive the Severance Amount and Severance Benefits, to which Executive is entitled pursuant to the terms of the Employment Letter, which consist of the following:

i. a pro-rated amount of Executive’s annual bonus under the Company’s annual bonus plan for the Company’s fiscal year in which the Separation Date occurs based on actual Company performance (the “Pro-Rata Bonus”), provided that, should the Company elect, in its sole discretion, not to pay out annual bonuses to its executive officers under the Company’s annual bonus plan in respect of its 2020 fiscal year, Executive shall not be entitled to the Pro-Rata Bonus;

ii. continued payment of Executive’s base salary in effect on the Separation Date for a period of twenty one (21) months following the Notice Period (the “Severance Period Salary Continuation”), totaling $2,450,000;

iii. an amount equal to twenty one (21) months of annual bonus (calculated as 1.75 times the average of the actual percentages of the maximum annual bonus amounts earned by Executive for the Company’s three (3) fiscal years most-recently completed prior to the Separation Date and applied to the maximum annual bonus otherwise payable with respect to the year in which the Separation Date occurs) (the “Severance Period Annual Bonus”), totaling $4,044,542;

iv. subject to Executive’s timely election to continue coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act and/or applicable state insurance law continuation coverage (collectively, “COBRA”), the Company will pay such portion of Executive’s applicable COBRA premiums that exceeds the applicable active employee premium to participate in the Company’s applicable group health plans, subject to applicable plan rules, until the earlier of (A) the end of the Severance Period and (B) the date Executive becomes eligible for coverage under a subsequent employer’s group health plan (the “COBRA Continuation”);

v. continued maintenance of Executive’s universal life insurance policy in effect on the Separation Date (the “Life Insurance Policy”) through the end of the Severance Period; and

vi. payment of Executive’s reasonable and documented legal fees incurred by Executive in connection with the preparation of this Agreement, up to a maximum of $25,000 (the “Legal Fee Payment”).

c. Payment Timing. Subject to Executive’s satisfaction of the conditions described in Paragraph 2.b and Executive’s compliance with the covenants, terms and conditions contained herein and in the Employment Letter, the payments and benefits described in Paragraph 2.a and 2.b will be paid or provided to Executive as follows; provided, however, that such payments shall cease if Executive becomes reemployed by the Company or any enterprise in which the Company owns a controlling interest:

i. the Notice Period Salary Continuation and Notice Period Annual Bonus will be paid to Executive in substantially equal installments on the Company’s normal payroll schedule beginning on the Company’s first normal payroll date occurring after the Separation Date;

ii. the Pro-Rata Bonus in respect of the 2020 fiscal year, if payable, will be paid to Executive at the time such bonuses are otherwise payable to actively employed senior executives of the Company;

iii. the sum of the Severance Period Salary Continuation and Severance Period Annual Bonus will be paid to Executive in substantially equal installments on the Company’s normal payroll schedule for a period of twenty one (21) months following the six (6)-month anniversary of the Separation Date;

iv. the COBRA Continuation coverage will begin to be paid as soon as reasonably practicable after the date Executive timely enrolls in COBRA in accordance with the applicable plan rules following the Separation Date;

v. the premiums for the Life Insurance Policy will be paid by the Company in accordance with the payment schedule in effect for such policy; and

vi. the Legal Fee Payment will be paid by the Company within thirty (30) days after the Company’s receipt of satisfactory documentation of such fees, which shall be provided within ten (10) days following the Separation Date.

d. Benefits. Executive’s participation in the employee benefit plans available to the Executives of Tapestry, Inc. shall cease as of the Separation Date except as continued in accordance with Paragraph 2.b.iv and 2.b.v; however, Executive shall have the right, at Executive’s expense, to exercise such conversion privileges as may be available under such plans. Executive will be entitled to fulfillment of any matching grant obligations under the Company’s Matching Grants Program with respect to commitments made by Executive prior to the Separation Date. Executive acknowledges and agrees that Executive is responsible for the payment of taxes owed through the Separation Date in respect of the value of Executive’s personal transportation paid for by the Company, and Executive agrees to provide the Company with such documentation and information as it may request to determine such value.

e. Executive Acknowledgments. Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, including without limitation the provisions of the Employment Letter set forth herein, Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with the Company and its affiliates prior to the Separation Date), severance pay from the Company or any of its affiliates, except for amounts unpaid but accrued in accordance with the Employment Letter, and as of and after the Separation Date, except as provided herein and as set forth in accordance with the Separation paragraph of the Employment Letter, Executive will not be eligible to participate in any of the benefit plans of the Company or any of its affiliates, including, without limitation, the Company’s 401(k) Savings Plan, travel accident insurance, accidental death and dismemberment insurance and short-term and long-term disability insurance. Executive will be entitled to receive benefits, which are vested and accrued prior to the Separation Date pursuant to the employee benefit plans of the Company. The Company shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive’s employment on or before the Separation Date, but not previously reimbursed, provided the Company’s policies of documentation and approval are satisfied. Executive acknowledges that, effective January 1, 2013, the Company ceased providing accrual and payout of vacation days and any vacation days accrued prior to such date were cancelled without payment on December 31, 2013.

f. Tax Withholding and Adequacy of Payments. All payments and benefits to be made or provided to Executive will be subject to all applicable tax withholding as required by applicable federal, state and local withholding tax laws. The payments received in Paragraph 2 are adequate and sufficient for entering into this Agreement and include benefits to which Executive is not otherwise entitled.

3. Equity Awards. Executive’s outstanding equity awards, all of which have been approved by the Committee, will continue to vest during the Notice Period and Severance Period to the extent such awards would have become vested had Executive remained employed by the Company for twenty seven (27) months following the Separation Date, and a pro-rata portion of any unvested annual PRSU awards subject to cliff-vesting determined based upon the number of days elapsed during the performance period prior to the last day of the Severance Period, shall be eligible to vest as of the original vesting date based on, and subject to, actual Company performance.  Executive agrees and acknowledges that (i) the outstanding equity awards include the annual equity awards granted to Executive in August 2019 which have an aggregate grant date value of $4,800,000, with 40% granted in the form of PRSUs that are eligible to vest on the third anniversary of the grant date based on achievement of performance goals, 40% granted in the form of stock options that vest one-fourth per year over four years and 20% granted in the form of restricted stock units that vest one-fourth per year over four years (the “2019 Equity Awards”) and (ii) the award agreements for the 2019 Equity Awards will be made available to Executive following the execution of this Agreement and Executive will accept such award agreements in accordance with the Company’s customary practices no later than two (2) business days following the date the Company’s Global Human Resources Officer provides written notice to Executive that the award agreements for the 2019 Equity Awards are available for acceptance.  The equity awards will remain subject in all respects to the terms, conditions and restrictions of the award agreements evidencing such equity awards and the Coach Inc. Amended and Restated 2010 Stock Incentive Plan and the Tapestry, Inc. 2018 Stock Incentive Plan, including, without limitation, the payment, restrictive covenant and forfeiture provisions contained therein; provided that, in accordance with the Employment Letter, such restrictive covenant provisions shall lapse at the end of the Severance Period.  All portions of the annual equity awards that are not eligible to become vested during or following the Severance Period pursuant to this Paragraph 3 shall be forfeited immediately following the last day of the Severance Period.  Executive shall not be entitled to receive any new stock options, restricted stock units, PRSUs or any other equity compensation awards on or after the Separation Date.

4. Health Insurance Continuation. The premium charged for continued COBRA coverage after the end of the Severance Period shall be entirely at Executive’s expense and may be different from the premium charged during the Severance Period. Executive’s COBRA continuation coverage shall terminate in accordance with the COBRA continuation of coverage provisions under the group medical and dental plans of the Company.

5. Non-Solicitation, Non-Competition, Confidentiality, Non-Disparagement. The Restrictive Covenants Agreement, attached as Exhibit C to the Employment Letter shall continue to apply for twenty seven (27) months following the Separation Date and shall be deemed made a part hereof as if set forth herein in full; provided, however, for purposes of the non-solicitation restriction in Section 2 of the Restrictive Covenants Agreement, the solicitation or hiring by a potential future employer of Executive of an employee of the Company who has a title below the “Director” level and in which Executive is not directly or indirectly involved with such solicitation or hiring shall not be deemed a breach of the non-solicitation restriction in the Restrictive Covenants Agreement. The Competitive Businesses as of the Separation Date are listed on Exhibit A attached hereto. In the event of a breach of the Restrictive Covenants Agreement, all provisions of the Restrictive Covenants Agreement concerning such a breach shall apply (including without limitation Section 9).

6. Overpayments, Employee Reimbursements and Return of Company Property. Executive agrees to repay any overpayment of notice period payments, severance payments or other amount miscalculated hereunder to which Executive is not expressly entitled under the terms of this Agreement (“Overpayment”). Executive expressly agrees that the Company may reconcile or set off any Overpayment against any remaining unpaid severance payments or other severance pay, including vacation, due under this Agreement, or against any amounts due to Executive under any Company non-qualified plans.

7. Employment Letter Provisions. The Restrictive Covenants Agreement and the indemnification, arbitration, and Section 409A of the Internal Revenue Code provisions of the Employment Letter shall continue to apply and shall be deemed made a part hereof as if set forth herein in full.

8. Mutual Release.

a. Executive on behalf of himself, his heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge the Company and any affiliates, successors, assigns and past, present and future directors, officers, employees, trustees and shareholders (the “Released Parties”) from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date thereof, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Company or its affiliates and the conclusion thereof, which Executive, or any of his heirs, executors, administrators and assigns and affiliates and agents ever had, now has or at any time hereafter may have, own or hold against the Company or any affiliates, legal representatives, successors and assigns, past, present and future directors, officers, employees, trustees and shareholders. Executive acknowledges that in exchange for this release, the Company is providing Executive with total consideration, financial or otherwise, which exceeds what Executive would have been given without the release. By executing this Agreement, Executive is waiving all claims against the Company and its related persons arising under federal, state and local labor and antidiscrimination laws and any other restriction on the right to terminate employment, including, without limitation, the Civil Rights Act of 1866; the Civil Rights Act of 1871; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990, as amended; the Genetic Information Nondiscrimination Act of 2008; the Rehabilitation Act of 1973; the Human Rights Act, as amended; the Age Discrimination in Employment Act, as amended; the National Labor Relations Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Human Rights Laws of the State and City of New York; the New York City Administrative Code; the New York Labor Law; the New York Minimum Wage Act; the statutory provisions regarding retaliation/discrimination under the New York Worker’s Compensation Law; the New York City Earned Sick Time Act; the Maryland Fair Employment Practices Act; Reasonable Accommodations for Disabilities Due to Pregnancy Law; anti-retaliation provisions of the Maryland workers’ compensation laws, Baltimore City (Baltimore City, Md., Code art. 4, §§ 3-1, et seq.), Prince George’s County (Prince George’s Cty., Md., Code, Subtitle 2, Sections 2-185, et seq.), Howard County (Howard Cty., Md., Code §§ 12.208, et seq.), and Montgomery County (Montgomery Cty., Md., Code §§ 27-11, et seq.); and any other claim of discrimination or retaliation in employment (whether based on federal, state, or local law, statutory or decisional) that may be lawfully waived by agreement and corresponding state and local anti-discrimination laws, as applicable.  Nothing herein shall release any party from any obligation under this Agreement. Notwithstanding anything herein to the contrary, Executive expressly reserves and does not release his rights of indemnification to which he is entitled under the Employment Letter, or any other rights of indemnification with regard to his service as an officer and director of the Company and its subsidiaries and its affiliates and any benefit plan, or his rights to, and under, director and officer liability insurance coverage.

b. EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE COMPANY FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (A) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT THE SEVERANCE PAYMENTS AND OTHER BENEFITS CALLED FOR IN THIS AGREEMENT WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH PAYMENTS AND BENEFITS WOULD NOT HAVE BEEN PROVIDED HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (D) THAT EXECUTIVE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE.

c. The Company does hereby knowingly and voluntarily release, acquit and forever discharge Executive from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date thereof, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive’s employment with the Company or its affiliates and the conclusion thereof, which the Company or its affiliates ever had, now has or at any time hereafter may have, own or hold against Executive. By executing this Agreement, the Company is waiving all claims against Executive arising under federal, state and local labor laws. Nothing herein shall release any party from any obligation under this Agreement. Notwithstanding the foregoing, this release shall not extend to any claims of Executive’s fraud, embezzlement, intentional misconduct, recklessness or gross negligence against the Company, or to any claims of unlawful or criminal act of Executive that results in a judgment or settlement of such claims brought by a third party against the Company.

9. Covenant Not to Sue.

a. To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, with regard to any of the claims released in Paragraph 8 of this Agreement. In the event of Executive’s breach of the terms of this provision, without prejudice to the Company’s other rights and remedies available at law or in equity, except as prohibited by law, Executive shall be liable for all costs and expenses (including, without limitation, reasonable attorney’s fees and legal expenses) incurred by the Company as a result of such breach. Notwithstanding the foregoing, nothing herein shall prevent Executive or the Company from instituting any action required to enforce the terms of this Agreement. In addition, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have under the Employee Retirement Income Security Act of 1974, as amended, commonly known as ERISA.

b. Nothing in this Agreement shall be construed to prevent or limit Executive from (i) responding truthfully to a valid subpoena; (ii) filing a charge or complaint with, or participating in any investigation conducted by, a governmental agency including the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission and/or any state or local human rights agency; or (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to, or reporting, an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities Exchange Commission (“SEC”), the Commodity Futures Trading Commission (“CFTC”) or any self-regulatory organization (including, but not limited to, the Financial Industry Regulatory Authority), or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any reports or disclosures under this Paragraph 9 and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nevertheless, Executive acknowledges and agrees that by virtue of the release set forth in Paragraph 8 above, Executive has waived any relief available to Executive (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore, except as set forth herein, Executive agrees that Executive will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. This Agreement does not, however, waive or release Executive’s right to receive a monetary award from the SEC or CFTC for information provided to the SEC or CFTC.

c. Executive understands that this Agreement does not affect his immunity under 18 U.S.C. Sections 1833(b) (1) or (2), which reads as follows:

(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

10. Recommendations.  The Company will provide references for Executive to any prospective employer of Executive in accordance with the Company’s reference policy, which is to confirm Executive’s dates of employment and title.  In addition, upon Executive’s written request to a member of the Board, the member of the Board to whom such request is directed will provide a prospective employer of Executive or other entity to which Executive may provide services with additional information regarding Executive’s employment with the Company beyond the information provided in accordance with the Company’s reference policy.  The Company represents that it and the members of the Board have no current knowledge concerning any issues that would affect the ability of the Company and the Board to provide such references.

11. Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has had an opportunity to review this Agreement, that Executive has conferred with or had opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

12. Non-Reliance. Executive represents to the Company and the Company represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

13. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

14. Non-Admission of Liability. Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state or local law, regulation, common law, breach of any contract, or any wrongdoing of any type.

15. Non-Assignability. The rights and benefits available under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death.

16. Entire Agreement. This Agreement sets forth all the terms and conditions with respect to compensation, remuneration of payments and benefits due Executive from the Company and supersedes and replaces any and all other agreements or understandings Executive may have had with respect thereto. It may not be modified or amended except in writing and signed by both the Executive and an authorized representative of the Company.

17. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:
Victor Luis
at the last known address on Company record

To the Company at:
Tapestry, Inc.
10 Hudson Yards
New York, New York 10001
Attention: Chief Legal Officer

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement.

TAPESTRY, INC.

/s/ Sarah Dunn
Sarah Dunn

Date:	9/3/19

Accepted and agreed to.

EXECUTIVE:

/s/ Victor Luis
Victor Luis

Date:	3rd September 2019

[Signature Page to Separation and Mutual Release Agreement]

EXHIBIT A

Competitive Businesses

●	Adidas AG;
●	Burberry Group PLC;
●	Capri Holdings Limited;
●	Cole Haan LLC;
●	Compagnie Financiere Richemont SA;
●	Fast Retailing Co., Ltd.;
●	Fung Group;
●	G-III Apparel Group, Ltd.;
●	The Gap, Inc.;
●	Kering; L Brands, Inc.;
●	LVMH Moet Hennessy Louis Vuitton SA;
●	Nike, Inc.;
●	Prada, S.p.A;
●	PVH Corp.;
●	Ralph Lauren Corporation;
●	Samsonite International S.A.;
●	Tory Burch LLC;
●	V.F. Corporation; and
●	Under Armour, Inc.